FOR IMMEDIATE RELEASE	Media Contact: Aimee Infante
(609) 408-0197

MUSCLE MAKER, INC ANNOUNCES REGISTRATION WITH SEC

HOUSTON, TX (April 9, 2018) – Muscle Maker, Inc (“Muscle Maker”), the owner of Muscle Maker Grill, the rapidly expanding fast-casual restaurant brand, which promotes a healthy lifestyle by offering a nutritious alternative to traditional dishes, today announced the registration of its common stock with the Securities and Exchange Commission (the “SEC”).

Muscle Maker Grill continues to take steps to ramp up its strategic growth with ten military locations in its pipeline and ongoing discussions with another approximately twenty military sites including food trucks. In addition, we have signed seven franchise agreements in key markets. Committed to providing healthier fuel for an active lifestyle, the franchise agreements represent a mix of single and multi-unit deals, including plans to open ten locations throughout Hawaii, three in and around Alameda, California and one on Offutt Air Force Base near Omaha, NE.

Recent franchise agreements include:

●	Alameda, CA
●	Atlanta, GA (2 franchise groups)
●	The Hawaiian Islands
●	New Orleans, LA
●	Orlando, FL
●	Raleigh, NC
●	Kuwait

In February 2018, Muscle Maker Grill announced a number of new franchise agreements. Since then, locations have been secured and construction has begun within the following markets and are anticipating grand openings occurring throughout the spring.

Locations opening soon include:

●	Fort Benning, GA (second location)
●	Philadelphia, PA
●	West Palm Beach, FL
●	Fort Sill, OK
●	Chesapeake, VA
●	Fort Bragg, NC
●	Offutt (Offutt Air Force Base)
●	Fountain Valley, CA
●	Ventnor, NJ
●	Norfolk, VA
●	Tacoma, WA

Muscle Maker Grill | Registration with SEC | Page 2

The brand has also recently opened locations in core markets, both new and existing, and hosted multiple grand opening events featuring ribbon cuttings with local dignitaries and offering free or discounted wraps to customers. The restaurants have been well-received in the new areas they are serving, and the community members have been incredibly welcoming at the following new locations:

●	Lubbock, TX – July
●	Saugus, MA – August
●	Lynchburg, VA – October
●	Woodbury Heights, NJ – October
●	Salmiya, Kuwait – November
●	Northfield, NJ – December
●	Sugar Land, TX – December
●	Fort Benning, GA - December
●	West Hollywood, CA – January

“We are pleased to announce that we have registered our common stock with the SEC and are now a public company.” said Robert E. Morgan, President and Chief Executive Officer of Muscle Maker, Inc. “We intend to apply for quotation of our common stock on the OTCQX Market this month. Within the next twelve months, we will be strategically streamlining our operations, which may include refranchising or closing some of our under-performing restaurants. This will allow us to focus on the growth of Muscle Maker Grill on military bases for our corporate stores and in a multitude of markets alongside our dedicated franchisees across the country and internationally. This calculated shift should have a significant cost savings impact on our company going forward as we focus on achieving profitability.”

Muscle Maker expects to conduct a private financing within the next few months, and hopes that the anticipated quotation on the OTCQX Market will make our company more attractive to the investment community.

Founded in 1995, Muscle Maker Grill’s diverse menu was created for the masses, including fitness enthusiasts, those starting their journey to a healthier lifestyle, and people trying to eat better while on-the-go. Providing “Great Food with Your Health in Mind,” Muscle Maker Grill’s menu features items with grass-fed steak and all-natural chicken, as well as options that satisfy the most popular dietary preferences – from the carb-free consumer to guests following gluten-free and vegetarian diets. Muscle Maker Grill does not sacrifice taste to serve healthy options. Now, guests can have delicious, nutritionally balanced food without the regret. More than just food, Muscle Maker Grill restaurants are a friendly, relaxed and social environment where guests can enjoy great-tasting food and engage with fellow health enthusiasts in their local area.

-more-

Muscle Maker Grill | Registration with SEC | Page 3

For more information on Muscle Maker Grill and its menu, visit www.musclemakergrill.com. Muscle Maker Grill also can be found on Facebook, where fans can participate in online promotions, engage with other health-conscious individuals and receive updates on new menu items, store openings and tips on how to live a healthy lifestyle, and its Muscle Maker Grill TV YouTube Channel.

About Muscle Maker Grill

Muscle Maker Grill features high-quality, great-tasting food, freshly prepared with guest’s health in mind. Its lean, protein-based menu features chicken, seafood, pasta, wraps, and entrée salads. Muscle Maker Grill also offers a wide selection of fruit smoothies in a variety of assorted flavors, protein shakes and supplements. For more information on Muscle Maker Grill, including how to become a franchise partner, visit www.musclemakergrill.com.

Forward-Looking Statements

This press release may include ‘‘forward-looking statements.’’ To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as ‘‘should,’’ ‘‘may,’’ ‘‘intends,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘projects,’’ ‘‘forecasts,’’ ‘‘expects,’’ ‘‘plans,’’ and ‘‘proposes.’’ Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc does not undertake any duty to update any forward-looking statements except as may be required by law.

Legal Disclaimer

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. There is no assurance that Muscle Maker will be able to acquire additional funding, that any financing will be available in amounts or on terms acceptable to Muscle Maker, that Muscle Maker’s OTCQX application, if submitted, will be approved or that a market for Muscle Maker’s common stock will develop.

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